Exhibit 4.50

English Translation

Advertising Agency Agreement

                                        CN: TJKB-OS-2014-009

Party A:	Huzhong Advertising (Shanghai) Ltd.	Party B:	Tianjin Ku6 Network Communication Technology Co., Ltd.
Address:	Room 301A, No.10, Lane No.198, Zhangheng Road, Pudong New Area, Shanghai	Address:	No.6 Building, Zhengtong Chuangyi Center, No.18, Xibahe Xili, Chaoyang District, Beijing
Zip Code:	201204	Zip Code:	100028
ATTN:	Juetong Wu	ATTN:	Shenghua Xiong
Phone:	021-68810966	Phone:	010-57586666
Fax:	021-68810966	Fax:	010-57586834
E-mail:	wujuetong@adeaz.com	E-mail:	xiongshenghua@ku6.com

ARTICLE 1  DEFINITIONS

1.              Advertisements: various manifestation modes of advertisements on Party B’s Ku6 Website.

2.              Media Resources: all commercial advertisement space (except as otherwise agreed in this Agreement) within Party B’s Ku6 Website (excluding m.ku6.com and mobile client end of Ku6 Website), and the space which is newly added on Party B’s Website during the Show Period and which can be used to display the Advertisements; “Media Resources” include “Standard Media Resources” and “Highly Interactive Advertising Resources”.

1) Highly Interactive Advertising Resources: including but not limited to advertisement space within the special area (including special topic), page advertisement space on the home page (including channel page), seed videos, sponsors systems, market activity naming, micro-film implantation, etc.

2) Standard Media Resources: refer to the List of Standard Media Resources of Annex I for details.

According to the provisions of Article 3.7 hereof, Party A has the exclusive rights to sell the advertising agency with respect to the Standard Media Resources, and has the non-exclusive rights to sell the advertising agency with respect to the Highly Interactive Advertising Resources.

As suggested by Party A, Party B may develop new media resources which have not been stipulated in Annex I hereto on Ku6 Website, and the settlement price thereof shall be subject to the settlement standards of advertisement space set forth in Annex I hereto.

3.              Party A’s Release Platform: the software systems to which Party A owns all rights and which can be used to release the advertising content on Party B’s Ku6 Website.

4.              Show Period: the period during which Party B undertakes that the Media Resources will be showed steadily and no circumstances which may cause access failure will occur (other than force majeure).

5.              Trade Secrets: any information which is obtained by either Party directly or indirectly from the other Party hereof or its representatives, agents, consultants or advisers for the purposes related to the cooperative project hereunder prior to or upon the execution of this Agreement, and which is owned, possessed or controlled by the other Party or has commercial value or usefulness to the other Party (including without limitation any data, reports, records, correspondence, marketing programs, business plans, financial information, customer information, employee information, proprietary technology etc, and any research/analysis report or similar document which is prepared based on the above information); such information may be disclosed in any form, including but not limited to the oral, written, machine-readable form or any other form.

6.              Ad-show Amount: the show amount of Party A’s Advertisements displayed in the pre-movie advertisement space in front of the player of Ku6 Website.

ARTICLE 2  AGENCY TERM

1.   Party A’s Agency Term starts from August 29, 2014 to December 31, 2017(hereinafter referred to as the “Agency Term”). Unless under the circumstances set forth by this Agreement under which this Agreement may be terminated unilaterally, either Party shall send a written notice to the other Party 30 days in advance and make payment of RMB three million to the other Party as the liquidated damages if it requires to make early termination of this Agreement unilaterally. If either Party wishes to modify this Agreement, it shall send a written notice to the other Party 10 days in advance, and may modify this Agreement after both Parties have reached a consensus through consultations.

ARTICLE 3  RIGHTS AND OBLIGATIONS OF PARTY A

1.              During the term of this Agreement, Party A will develop the advertising market for Party B, and undertake to provide advertising agency services for Party B as agreed by this Agreement. During Party A’s Agency Term, Party A agrees that not more than 50% of the pre-movie resources of the media will give a high priority to meet such demands as random promotion and flow direction put forward by Party B and ISpeak subjects designated by Party B, provided that the advertising expenses payable by Party A to Party B shall be adjusted correspondingly in accordance with the provisions of this Agreement.

2.              Both Parties will calculate the amount of advertising expenses payable by Party A to Party B in the current month pursuant to Article 1 and 2 of Annex II hereto and calculate the amount which has been paid by Party A to Party B in the current month pursuant to Article 3 of Annex II hereto, and complete the payment within five business days after both Parties have completed verification according to Article 5.3 hereof based on the principles of refund for any overpayment or a supplemental payment for any deficiency. (refer to Annex II for the settlement standards of both Parties).

3.              Advertisements released by Party A on Ku6 Website must comply with the following principles, otherwise it shall be deemed as a serious breach of this Agreement by Party A, and Party B has the right to immediately terminate this Agreement according to the provisions of Article 7 hereof:

(1) No advertisements of the same type which are competing with those of Party B or ISpeak subjects designated by Party B shall be displayed, including but not limited to: video sites, game live telecast, entertainment show, and voice platforms; and

(2) Without the consent of Party B, no Media (Advertising) Resources may be developed on Ku6 Website, and no new Media Resources outside of the List of Standard Media Resources attached to this Agreement as Annex I shall be displayed unless Party B’s written consent has been obtained.

4.              The Advertisements released by Party A on Ku6 Website shall comply with the Advertisement Law of the People’s Republic of China and other relevant laws and regulations, and shall not contain the following contents:

(1) information which is related to state secrets and security;

(2) information which is related to feudalistic superstition, obscenity and pornography, gambling, violence and terrorism;

(3) information which violates national ethnic, and religious policies; and

(4) other information which is detrimental to social order, social security, public morality or violates the mandatory provisions of laws and regulations, or which infringes upon others’ lawful rights and interests.

5.              Party A shall review the contents of the Advertisements, and is obliged to require the advertisers to provide relevant certificate documents, which include, but are not limited to: the certificate documents for qualifications of production or operation issued by the relevant government departments; the trademark registration certificates obtained in China and other certificate documents prescribed by laws and regulations.

6.              If the Advertisements are inconsistent with the laws or fail to comply with the provisions of the relevant government regulators or are invalid for the reasons of Party A, Party A shall assume all the responsibilities, including but not limited to, making compensation for the economic losses caused to Party B, compensating Party B’s expected benefits, and assuming the treatment measures imposed by the government regulators on Party B therefore.

7.              Party A has the exclusive rights to sell the advertising agency with respect to the Standard Media Resources of the Media Resources (refer to Annex I).

8.              Party A has the rights to independently develop the advertisers to ensure the maximum revenue from the sales of the Advertisements. Party A has the rights to make suggestions with respect to the planning, design and development work of the Advertising Resources which are required to be used on the platform of Ku6 Website. Both Parties shall make consultations to develop or adjust the Advertising Resources with respect to the production capacity of the Advertising Resources and taking account of the platform users’ experiences.

9.              Party A shall, within 30 days as from the effective date of this Agreement, provide Party B with the rights to access to the background systems for displaying the Advertising Resources on Ku6 Website (including but not limited to: overall flow of Ku6 Website, the flow of Advertisements released by each advertiser), and ensure the data’s authenticity and objectivity of its background systems without any manual intervention, otherwise Party B has the rights to immediately terminate this Agreement and requires Party A to assume the liability for breach in accordance with the provisions of Article 10 hereof.

ARTICLE 4  RIGHTS AND OBLIGATIONS OF PARTY B

1.              During Party A’s Agency Term, Party B undertakes that it owns the relevant qualification certificates for operating the Media Resources to ensure the legitimacy of the platform.

2.              During Party A’s Agency Term, Party B shall undertake to promptly provide Party A with relevant technical services so as to maintain the normal operation of relevant servers of the Media Resources.

3.              Party B undertakes that it has all the rights of the Media Resources, has the right to make procedure connections or code modifications to the Media Resources for the practical cooperation demands of both Parties, and its above rights are not subject to any restrictions imposed by any third party; if necessary, Party B shall, based on the needs of Party A, issue relevant written certificates/authorizations/declarations to Party A so that Party A may submit the same to its customers as proof.

4.              If the cooperation of both Parties involves the connection between the Media Resources and Party A’s advertising platform or the development of advertisement space, Party B shall provide all convenience for Party A’s connection and development works and relevant testing arrangements, including but not limited to reasonable code modifications and necessary common tests from time to time.

5.              In addition to the necessary routine maintenance, Party B shall, during the Show Period as agreed by this Agreement, undertake that its Media Resources can provide sustained and stable show to any source of access, and ensure to timely and effectively display Party A’s Advertisements (except for force majeure).

6.              Party B undertakes to completely eradicate such conducts as spurious flow, otherwise Party A will deduct the expenses caused by spurious flow according to Article 7 of Annex II, and both Parties shall make inspection and solve the problems with respect to spurious flow.

7.              Both Parties acknowledge that Party B is entitled to make cooperation with any third party with respect to content resources and enjoys the benefits of cooperation.

ARTICLE 5  DATA VERIFICATION AND REVENUE SETTLEMENT

1.              During the Agency Term as agreed by this Agreement, Party A shall, within 5 business days prior to the commencement of each calendar month, prepay 50% of the current advertisement expenses (subject to the provisions of Annex II hereto) to the bank account designated by Article 10 of the Annex II.

2.              Party A shall, within 5 business days after the end of each calendar month, provide the List for Verification of Average Daily Ad-show Data (as shown in Annex IV) of last month to Party B with respect to the ad-show of last month, which will come into force after it is signed and sealed by both Parties and which shall be taken as the evidence and basis for calculating monthly advertisement expenses, to confirm the actual average daily ad-show data of such month and to calculate accordingly whether the assessment indicators as agreed by Article 3.2 hereof have been met.

3.              During the Term of this Agreement, Party A shall, within 5 business days after the end of each calendar month, provide the Statement of Account for Monthly Settlement of Advertisement Revenue (Annex V) of last month to Party B with respect to advertisement display of last month, which will come into force after it is signed and sealed by both Parties and which shall be taken as the evidence and basis for confirming the net advertisement revenue, to confirm all revenue obtained from the advertisement display of such month.

4.              Party A shall, within 10 calendar days after the end of each calendar month, make the payment due to Party B based on the settlement amount confirmed by both Parties according to the above Article 3 hereof to the bank account designated by Party B in Article 10 of Annex II. If there is any change to the bank account of Party B, Party B shall notify Party A in writing and shall not use any new account unless it is determined by Party A and Party B jointly.

5.              Both Parties agree that Party B shall issue VAT special invoices of advertising industry based on the amount payable by Party A in the current month before the 25th day of each month.

6.              Both Parties agree that when making the next monthly settlement upon the completion of payment settlement, Party A may make adjustment with respect to the balance of advertisement revenue confirmed in last month by virtue of the valid certificate of settlement between Party A and the advertisers. The adjustment amount will be also reflected in the Statement of Account for Monthly Settlement of Advertisement Revenue. If the adjustment is made later than one month upon the completion of monthly payment settlement, Party A may reflect the adjustment amount in the Statement of Account for Monthly Settlement of Advertisement Revenue for the last month in the Agency Term as agreed in this Agreement.

7.              Both Parties agree that they shall bear their own taxes incurred in the process of the cooperation under this Agreement.

8.              If Party A delays in making payment, it shall assume liabilities for breach according to the provisions of Article 10 hereof.

ARTICLE 6  UNDERTAKINGS OF BOTH PARTIES

1.              Either Party is entitled to sign this Agreement and has obtained all permits and authorizations necessary for the performance of this Agreement.

2.              Execution of this Agreement by either Party will not constitute a conflict of interest between it and any third party.

3.              If either Party makes consolidation or M&A with any third party during the cooperation period of this Agreement, the new company will continue to perform the contents unfulfilled by such Party under this Agreement.

ARTICLE 7  TERMINATION OF AGREEMENT

1.              Unless otherwise provided in this Agreement, if either Party makes a serious violation of any condition set forth in this Agreement and fails to make correction within 5 days after the other Party has notified it of the same, the other Party has the right to terminate this Agreement, and this Agreement shall be rescinded as from the date the Party who has the right to terminate this Agreement sends a termination notice.

2.              If either Party has filed a bankruptcy petition or entered into liquidation proceedings, the other Party has the right to terminate this Agreement, and this Agreement shall be rescinded as from the date the Party who has the right to terminate this Agreement sends a termination notice.

3.              If this Agreement is terminated early due to whatever reasons, both Parties shall complete payment settlement within 30 days upon the termination of this Agreement.

ARTICLE 8  CONFIDENTIALITY

1.              Both Parties shall assume the obligations of confidentiality, and shall not disclose or reveal any information related to the contents under this Agreement and the Trade Secrets of the other Party obtained by either Party during the performance of this Agreement to any third party, except as disclosed to the competent authorities (such as government enforcement agencies and stock exchanges) in accordance with relevant laws and regulations.

2.              This confidentiality provisions shall remain valid during the Term of this Agreement and within 2 years upon termination hereof.

ARTICLE 9  FORCE MAJEURE

1.              If either Party fails to perform or delays in performing this Agreement due to the occurrence of force majeure confirmed by either Party, such Party may suspend the performance of this Agreement, provided that it shall notify the other Party of the same within 5 days and shall provide the details and valid evidence of the force majeure event to the other Party within 15 days.

2.              No Parties shall be liable for breach if either Party fails to perform or delays in performing this Agreement in whole or in part due to the above circumstance.

3.              If the force majeure occurs after the breach of either Party, such Breaching Party shall not be released from assuming its responsibilities.

4.              “Force Majeure” refers to any event which is out of the reasonable control of both Parties and is unforeseeable or even foreseeable but is unavoidable to both Parties, and which impedes, prejudices or delays either Party to perform all or part of its obligations hereunder. Such events include, but are not limited to governmental actions, natural disasters, wars, computer viruses, hacker attacks, network failures, delays or failures of bandwidth or other network equipment or services provided by technology providers, or any other similar events.

ARTICLE 10  LIABILITIES FOR BREACH

1.              When the Breaching Party has committed a material breach of its obligations hereunder, the Non-breaching Party shall be exempted from performing its obligations hereunder.

2.              If the Non-breach Party incurs any costs or expenses or additional responsibilities due to the breach of this Agreement made by the Breaching Party, the Breaching Party shall make compensation to the Non-breaching Party for such costs, expenses, responsibilities or losses.

3.              If Party A fails to pay the advertisement expenses to Party B within the time limit as agreed in this Agreement, Party B has the right to collect overdue payment from Party A as per 0.021% of the current outstanding amount; if the payment is overdue for more than 10 business days, Party B has the right to unilaterally terminate this Agreement and assumes no liabilities for breach, and Party A shall, within 15 business days upon the termination hereof, pay the outstanding amount and the overdue payment to Party B; if the payment is overdue for more than 15 business days, Party A shall also make a payment of RMB three million to Party B as the liquidated damages.

4.              If Party A fails to comply with the assurance and review obligations of advertising contents stipulated in Article 3 hereof, which causes any adverse effects on Party B’s Website such as the punishment imposed by the government regulators on Party B (including but not limit to order rectification, administrative penalties, temporary closure of the website, business suspension for rectification, revocation of business license, etc.), Party A shall make compensation to Party B which is equal to twice of the losses suffered by Party B. “Losses suffered by Party B” include, but are not limited to administrative penalties, reasonable expenses and operating losses estimated based on the daily revenue of the Website.

ARTICLE 11  APPLICABLE LAW AND DISPUTE RESOLUTION

1.              The execution, effectiveness, performance of this Agreement and the dispute resolution shall be governed by Chinese laws.

2.              Any dispute related to this Agreement and the execution hereof shall be resolved through friendly consultations. If the consultations fail, such dispute shall be submitted to the People’s Court at the place where this Agreement is signed for litigation.

ARTICLE 12  NOTICE

1.              Any notice between the Parties hereof must be made in writing and sent by fax, by hand delivery (including EMS) or by registered air mail.

2.              If the notices and correspondences are sent by e-mail, they shall be deemed as having been received when the e-mails enter into the e-mail system designated by  the recipient; if the notices and correspondences are sent by fax, they shall be deemed as having been received at the time shown in the fax transmission record; if the notices and correspondences are sent by hand delivery (including EMS) or registered mail, they shall be deemed as having been received at the 5th day as from the day the sender dispatches the same.

ARTICLE 13  MISCELLANEOUS

1.              Without the consent of the other Party, which shall not be withheld or delayed unreasonably, no Party may transfer or otherwise assign its rights or obligations hereunder to others.

2.              This Agreement is made in four counterparts, with each Party holding two counterparts. This Agreement will come into force as from the day it is signed or sealed by the authorized representatives of both Parties or the day designated by both Parties, and will be terminated at the day both Parties complete the performance of their rights and obligations.

3.              The notes, annexes, supplemental agreements and executive order of advertising release to this Agreement are integral parts of this Agreement, which shall have the same legal effect as this Agreement.

4.              This Agreement is signed by both Parties in Chaoyang District, Beijing.

(NO TEXT BELOW, ONLY FOR SIGNATURE)

Party A: Huzhong Advertising (Shanghai) Ltd.	Party B: Tianjin Ku6 Network Communication Technology Co., Ltd

(stamp) [Seal]	(Stamp) [Seal]
Authorized Representative:/s/	Authorized Representative:/s/

Signing Date: August 29, 2014	Signing Date: August 29, 2014